FOR IMMEDIATE RELEASE July 30, 2003	Contact:	Randolph F. Williams President (765) 742-1064

LSB Financial Corp. Announces Second Quarter Results
and Payment of Cash Dividend

LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the six months ended June 30, 2003. Net income for the first six months of 2003 was $1.4 million, virtually unchanged from the first six months of 2002. Net interest income increased 6.59% from $4.8 million for the first half of 2002 to $5.2 million for the same period in 2003. Non-interest income increased by $494,000 or 45.24%, primarily as a result of gains on the sale of mortgage loans for the first six months of 2003 of $1.1 million compared to $426,000 for the same period in 2002. Diluted earnings per share for the first six months of 2003 were $1.02 compared to $1.03 for 2002.

LSB President and CEO Randolph F. Williams stated, "We are pleased with the year-to-date results achieved during these continuing challenging times. Bank management and staff continue to monitor the unprecedented low interest rate environment and the local economy so that we may provide a banking environment which we believe will provide ongoing value to our shareholders and our community. Again in the second, quarter national mortgage rates set new lows five times. Our customers continued to refinance their loans, allowing us to generate loan sales in the secondary market of $66.5 million for the first six months of 2003." The increase in non-performing loans caused by the weak economy resulted in an increase in the provision for loan loss reserves to $700,000 for the six months ended June 30, 2003 compared to $150,000 for the same period in 2002, bringing the allowance for loan losses to $2.6 million or 1.01% of total loans, compared to 0.72% at year-end 2002.

Further, the Company announced today that it will pay a quarterly cash dividend of $0.125 per share to shareholders of record as of the close of business on August 8, 2003, with a payment date of September 5, 2003.

The closing market price of LSB stock on July 29, 2003, was $25.23 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands except share and per share amounts)

		At June 30,		At December 31,
Selected Balance Sheet Data:		2003	2002	2002
Cash and due from banks		$2,419	$1,226	$1,627
Short-term investments		16,482	10,962	14,357
Securities available-for-sale		18,134	13,663	11,779
Loans held for sale		3,558	2,224	8,063
Net Portfolio loans		256,166	258,886	269,834
Allowance for loan losses		2,631	1,482	1,996
Premises and equipment, net		7,050	6,924	7,039
FHLB stock, at cost		3,832	3,525	3,782
Other assets		3,291	3,458	2,615
Total assets		310,932	300,868	319,096

Deposits		221,985	206,331	221,590
Advances from FHLB		61,473	68,345	70,473
Other liabilities		972	1,509	1,531

Shareholders' Equity		26,502	24,683	25,502
Book value per share		$20.00	$18.44	$19.20
Equity / Assets		8.52%	8.20%	7.99%
Total shares outstanding		1,356,200	1,379,446	1,364,188

Asset Quality Data:

Non-accruing loans		$4,893	$2,466	$3,310
Other real estate/assets owned		600	224	279
Total non-performing assets		5,493	2,690	3,589
Non-performing loans / Total loans		1.88%	0.94%	1.19%
Non-performing assets / Total assets		1.77%	0.89%	1.12%
Allowance for loan losses / Non-performing loans		53.77%	60.10%	60.30%
Allowance for loan losses / Total gross loans		1.01%	0.57%	0.72%
Loans charged off		$70	$107	$146
Recoveries on loans previously charged off		4	6	10

	Three months ended:		Six months ended:
Selected operating data:	June 30,		June 30,
	2003	2002	2003	2002

Total Interest Income	$4,613	$4,981	$9,600	$9,886
Total Interest Expense	2,167	2,484	4,444	5,049
Net Interest Income	2,446	2,497	5,156	4,837
Provision for Loan Losses	450	75	700	150
Net Interest Income after provision	1,996	2,422	4,456	4,687
Non-interest income:
Deposit Account Service Charges	217	188	439	349
Gain on Sale of Mortgage Loans	515	191	1,080	426
Gain on Sale of Securities	0	0	0	0
Other Non-interest Income	100	133	67	317
Total Non-Interest Income	832	512	1,586	1092
Non-Interest Expense:
Salaries and benefits	1,107	982	2,192	2,019
Occupancy and equipment, net	259	266	560	524
Computer service	75	82	167	160
Advertising	72	103	194	199
Other	290	294	606	639
Total non-interest expense	1,803	1,727	3,719	3,541
Income before income taxes	1,025	1,207	2,323	2,238
Income tax expense	400	468	913	813
Net income	625	739	1,410	1,425

Weighted average number of diluted shares	1,386,846	1,382,379	1,372,159	1,378,128
Diluted Earnings per Share	$0.45	$0.53	$1.02	$1.03

Return on average equity	9.47%	12.09%	10.80%	11.82%
Return on average assets	0.80%	0.99%	0.90%	0.97%
Average earning assets	298,830	283,897	300,402	280,203
Net interest margin	3.27%	3.52%	3.43%	3.45%
Efficiency ratio	64.42%	58.86%	61.88%	61.27%